SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT TO RULES 13d-1(b)(c), AND (d) AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

Publicker Industries Inc.
(Name of Issuer)

Common Shares, $0.10 par value
(Title of Class of Securities)

744635103
(CUSIP Number)

July 31, 1998
(Date of Event Which Requires Filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

xRule 13d-1(b)
pRule 13d-1(c)
o Rule 13d-1(d)
_________________________________________________________________
1.   NAME OF REPORTING PERSON:     Spear, Leeds & Kellogg
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON _____13-5515160__________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a) x
                                                  (b)  o
_________________________________________________________________
3.   SEC USE ONLY
_________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION              USA
_________________________________________________________________
NUMBER OF      5.   SOLE VOTING POWER NUMBER OF SHARES 624,400
SHARES         __________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY       _______________________________________
EACH           7.   SOLE DISPOSITIVE POWER  624,400
REPORTING      __________________________________________________
PERSON WITH    8.   SHARED DISPOSITIVE POWER
__________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     754,700
_________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                    o
_________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        6%
_________________________________________________________________
12.  TYPE OF REPORTING PERSON                               BD
_________________________________________________________________
Item 1.
     Item 1(a): Name of Issuer: Publicker Industries Inc.
     Item 1(b): Address of Issuer's Principal Executive Offices:
               One Post Road
               Fairfield, CT 06430

Item 2.
     Item 2(a): Name of Person Filing: Spear, Leeds & Kellogg

Item 2(b): Address of Principal Business Office or, if None,
Residence:
               120 Broadway
                New York, NY 10271

     Item 2(c): Citizenship:  U.S.A.
     Item 2(d): Title of Class of Securities: Common Shares,
$0.10 par value

     Item 2(e): CUSIP Number: 744635103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a) xBroker or dealer registered under Section 15 of the Exchange
Act,
(b) o Bank as defined in Section 3(a)(6) of the Exchange Act,
(c) o Insurance company as defined in Section 3(a)(19) of the
Exchange Act,
(d) o Investment Company registered under Section 8 of the
Investment Company Act,
(e) o An investment adviser in accordance with Rule 13d-
1(b)(1)(ii)(E),
(f) o An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),
(g) o A parent holding Company, or control person in accordance with Rule 13d-1(b)(ii)(G),
(h) o A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) o A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j) o Group, in accordance with Rule 13d-1(b)(ii)(J)
If this statement is filed pursuant to Rule 13d-1(c), check this box. o
Item 4.   Ownership:
     (a)  Amount Beneficially Owned: 754,700
     (b)  Percent of Class: 6%
     (c)  Number of shares as to which such person has:
(i)   Sole power to vote or to direct the vote: 624,400
          (ii)  Shared power to vote or direct the vote:
(iii) Sole power to dispose or direct the disposition Of: 624,400
(iv)  Shared power to dispose or to direct the Disposition of:
Item 5.   Ownership of Five Percent or Less of a Class. N/A
Item 6.   Ownership of More Than Five Percent on Behalf of
Another Person.     N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. N/A
Item 8. Identification and Classification of Members of the Group. The persons filing this combine statement are Edward S. Gutman, a U.S. Citizen and Managing Director at Spear, Leeds & Kellogg and Spear, Leeds & Kellogg, a New York limited partnership which is a registered broker-dealer and member of all major U.S. stock exchanges.
Item 9.   Notice of Dissolution of Group: N/A
Item 10.  Certification.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.
                                    08/03/98
                                   Date
                                   Spear, Leeds & Kellogg
                                   Signature


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT TO RULES 13d-1(b)(c), AND (d) AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

Publicker Industries Inc.
(Name of Issuer)

Common Shares, $0.10 par value
(Title of Class of Securities)

744635103
(CUSIP Number)

July 31, 1998
(Date of Event Which Requires Filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

oRule 13d-1(b)
xRule 13d-1(c)
o Rule 13d-1(d)
_________________________________________________________________
1.   NAME OF REPORTING PERSON:     Edward S. Gutman
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
_____________###-##-####_______________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a) x
                                                  (b)  o
_________________________________________________________________
3.   SEC USE ONLY
_________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION              USA
_________________________________________________________________
NUMBER OF      5.   SOLE VOTING POWER NUMBER OF SHARES 130,300
SHARES         __________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY       _______________________________________
EACH           7.   SOLE DISPOSITIVE POWER  130,300
REPORTING      __________________________________________________
PERSON WITH    8.   SHARED DISPOSITIVE POWER
__________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     754,700
_________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                    o
_________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        6%
_________________________________________________________________
12.  TYPE OF REPORTING PERSON                               IN
_________________________________________________________________
Item 1.
     Item 1(a): Name of Issuer: Publicker Industries Inc.
     Item 1(b): Address of Issuer's Principal Executive Offices:
               One Post Road
               Fairfield, CT 06430

Item 2.
     Item 2(a): Name of Person Filing: Edward S. Gutman

Item 2(b): Address of Principal Business Office or, if None,
Residence:
               120 Broadway
               New York, NY 10271

     Item 2(c): Citizenship:  U.S.A.
     Item 2(d): Title of Class of Securities: Common Shares,
$0.10 par value

     Item 2(e): CUSIP Number: 744635103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a) oBroker or dealer registered under Section 15 of the Exchange
Act,
(b) o Bank as defined in Section 3(a)(6) of the Exchange Act,
(c) o Insurance company as defined in Section 3(a)(19) of the
Exchange Act,
(d) o Investment Company registered under Section 8 of the
Investment Company Act,
(e) o An investment adviser in accordance with Rule 13d-
1(b)(1)(ii)(E),
(f) o An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),
(g) o A parent holding Company, or control person in accordance with Rule 13d-1(b)(ii)(G),
(h) o A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(ii) o A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j) o Group, in accordance with Rule 13d-1(b)(ii)(J)
If this statement is filed pursuant to Rule 13d-1(c), check this box. x
Item 4.   Ownership:
     (a)  Amount Beneficially Owned: 754,700
     (b)  Percent of Class: 6%
     (c)  Number of shares as to which such person has:
(i)   Sole power to vote or to direct the vote: 130,300
          (ii)  Shared power to vote or direct the vote:
(iii) Sole power to dispose or direct the disposition Of: 130,300
(iv)  Shared power to dispose or to direct the Disposition of:
Item 5.   Ownership of Five Percent or Less of a Class. N/A
Item 6.   Ownership of More Than Five Percent on Behalf of
Another Person.     N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. N/A
Item 8. Identification and Classification of Members of the Group. The persons filing this combine statement are Edward S. Gutman, a U.S. Citizen and Managing Director at Spear, Leeds & Kellogg and Spear, Leeds & Kellogg, a New York limited partnership which is a registered broker-dealer and member of all major U.S. stock exchanges.
Item 9.   Notice of Dissolution of Group: N/A
Item 10.  Certification.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.
                                    08/03/98
                                   Date
                                   Edward S. Gutman
                                   Signature



CUSIP No.   744635103                             13G
Page 6 of  6 Pages